EXHIBIT 14.01


            General Employment Enterprises, Inc.
            Code of Ethics For Financial Officers
                Adopted as of October 1, 2003



The Board of Directors of General Employment Enterprises, Inc. has adopted this Code of Ethics for Financial Officers (the "Code of Ethics") for General Employment Enterprises, Inc. and its wholly owned subsidiary, Triad Personnel Services, Inc. (together, the "Company"). This Code of Ethics applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the "Financial Officers").

The Company expects all of its employees to act with the highest standards of professional integrity in all aspects of their personal and business activities, to comply with all applicable laws, rules and regulations, and to abide by all other policies and procedures adopted by the Company that govern the conduct of its employees. Many of those policies are stated in the Company's Employee Handbook.

This Code of Ethics is intended to further emphasize and promote honest and ethical conduct for Financial Officers, and to deter wrongdoing, particularly as related to the maintenance of the Company's financial records and the preparation of its public financial reports. As such, this Code of Ethics is a supplement to, and not a replacement for, the Company's other policies.

While no code or policy can anticipate every situation that may arise, this Code of Ethics is intended to serve as a source of guiding principles.



                 Honest and Ethical Conduct

Financial Officers are expected to:

  a) Adhere to a high standard of ethical conduct, and carry out their responsibilities with honesty and integrity.
  b) Avoid actual or apparent conflicts of interest between themselves and the Company, such as having an ownership interest in a company that competes with or does business with the Company. However, it is not considered to be a conflict of interest to make investments in companies that are listed on a national securities exchange.
  c) Advance the legitimate business interests of the Company and its shareholders, and not use their position for personal advantage.
  d) Protect the Company's assets, including confidential information, from misuse.
  e) Promote honest and ethical behavior by employees throughout the Company.



                    Compliance With Laws

Financial Officers are expected to comply with all applicable governmental laws, rules and regulations in carrying out their responsibilities to the Company and in their personal lives.




                     Financial Reporting

Financial Officers are responsible for the complete, accurate and timely preparation of the Company's financial reports. They are expected to:

  a) Establish and maintain a system of internal accounting controls and procedures, designed to accurately and completely process, record and report the business activities of the Company.
  b) Establish and maintain a system of controls and procedures designed to ensure that all material financial information is reported to the public on a timely basis, in accordance with generally accepted accounting principles and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the "SEC").
  c) Provide full, fair and accurate disclosure in reports and documents that the Company submits to the SEC and in other public financial communications.
  d) Exercise due diligence in the conduct of their profession, always maintaining objectivity and independence of thought.
  e) Maintain their professional knowledge and skills at the highest level commensurate with their responsibilities.

Financial Officers are prohibited from taking any action directly or indirectly to fraudulently influence, manipulate or mislead the Company's independent public auditors.



                    Reporting Violations

Financial Officers are obliged to report suspected violations of this Code of Ethics to the Chief Executive
Officer or to the chairman of the Audit Committee of the Company's Board of Directors (the "Audit Committee"). The
Company will not retaliate against Financial Officers for reports made in good faith.



              Responsibility and Accountability

Financial Officers are responsible for their personal adherence to this Code of Ethics, and they will be held accountable for their actions. They are encouraged to bring any questions regarding the application of this Code of Ethics to the attention of their immediate supervisor or to the chairman of the Audit Committee.

Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of laws and regulations, which could result in civil and criminal penalties.



                       Administration

The Chief Executive Officer is responsible to:

  a) Administer this Code of Ethics on a day-to-day basis, such as securing acknowledgments from Financial Officers.
  b) Advise Financial Officers regarding questions that may be brought to his attention.
  c) Communicate all suspected violations to the Audit
     Committee.

The Audit Committee is responsible to:

  a) Administer and interpret this Code of Ethics, as it deems appropriate.
  b) Identify the specific individuals within the Company to be designated as Financial Officers.
  c) Review and investigate suspected violations, and determine disciplinary action whenever necessary.
  d) Approve any waivers.

The Company will promptly disclose any amendment or waiver of this Code of Ethics, as required by law or by SEC regulation.

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